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                     September 20, 2021

       Mark Langer
       Chief Financial Officer
       Urban Edge Properties
       Urban Edge Properties LP
       888 Seventh Avenue
       New York, NY 10019

                                                        Re: Urban Edge
Properties
                                                            Urban Edge
Properties LP
                                                            Form 10-K for the
year ended December 31, 2020
                                                            Filed February 17,
2021
                                                            File No. 001-36523
                                                            File No.
333-212951-01

       Dear Mr. Langer:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction